Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Ultramar Diamond Shamrock Corporation, UDS Capital I, UDS Capital II, UDS Funding I, L.P., and UDS Funding II, L.P. for the registration of up to $850,000,000 of debt or equity securities and to the incorporation by reference therein of our report dated February 7, 1997 with respect to the consolidated financial statements and schedule of Ultramar Diamond Shamrock Corporation (formerly Ultramar Corporation) included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                      /s/ ERNST & YOUNG LLP
                                          ERNST & YOUNG LLP

San Antonio, Texas
June 5, 1997








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